Exhibit 99.1

Pharmasset Receives $10 Million of Working Capital

PRINCETON, N.J., March 28 /PRNewswire-FirstCall/ — Pharmasset, Inc. (Nasdaq: VRUS) received a second loan of $10 million from Horizon Technology Finance under an existing working capital loan agreement that was entered into during September 2007. Pharmasset received the first loan of $10 million in October 2007 and, at its option, may receive a third loan of $10 million by November 30, 2008, provided certain conditions are satisfied.

“We believe that our existing cash resources, together with a third loan available under our working capital agreement and anticipated payments under our existing HCV collaboration agreement with Roche, will be sufficient to fund our projected cash requirements for the next 18 months,” stated Kurt Leutzinger, Pharmasset’s Chief Financial Officer. “In light of the recent stock market volatility, this facility has proved to be valuable in providing flexibility regarding the timing of any future equity financings.”

For each $10 million loan funded, Pharmasset will pay interest only for the first 15 months followed by 30 equal monthly installments of principal and accrued interest. The interest rate for the initial loan and the second loan will be 12%. In addition, upon entering into the working capital loan agreement, Pharmasset issued to Horizon a seven-year warrant to purchase up to 149,377 shares of common stock at an exercise price of $12.05 per share. The warrant is currently exercisable for up to 66,390 shares associated with the first loan and up to 49,793 shares associated with the second loan. The remaining 33,194 shares will become exercisable upon the funding of the third loan if it occurs.

About Horizon

Founded in 2003, Horizon Technology Finance, LLC is an independent venture debt finance company that offers senior and subordinated working capital to emerging technology companies in the information technology and life sciences industries. Horizon provides a compelling alternative to the restrictive structures offered by banks and corporate finance companies.

The Horizon management team has provided debt financing for more than 750 companies over the last 15 years representing more than $2.0 billion in commitments. Horizon has offices in Farmington, CT and Pleasant Hill, CA. For additional information, please go to www.HorizonTechFinance.com.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates. Clevudine, for the treatment of chronic HBV infection, is enrolling Phase 3 clinical trials for registration in North, Central and South America and Europe. Clevudine is already approved for HBV in South Korea and marketed by Bukwang Pharmaceuticals in South Korea under the brand name Levovir. R7128, an oral treatment for chronic HCV infection, is in a 4-week Phase 1 clinical trial in combination with Pegasys(R) plus Copegus(R) through a strategic collaboration with Roche. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial.

Pegasys(R) and Copegus(R) are registered trademarks of Roche.

Contact

Alan Roemer, Vice President

Investor Relations & Corporate Communications

alan.roemer@pharmasset.com

Office: (609) 613-4125

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that Pharmasset does not receive all or any portion of the funds from the working capital loan agreement with Horizon, the risk that we will default on any of the loans causing all of the loans to be immediately due and payable and allowing Horizon to terminate the loan agreement, the risk that adverse events could cause the cessation of the Phase 3 studies and/or our development of clevudine, the risk that the registration clinical trials of clevudine will not be successful or will not provide meaningful data, the risk that we will fail to release final safety and efficacy data from a Phase 1 combination study of R7128 with Pegasys plus Copegus or that such final data will not corroborate our preliminary results, the risk that the on-going or anticipated clinical trials for any one or more of our product candidates will not be successfully developed or will not provide clinically meaningful data and the risk that any one or more of our product candidates will not be commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.